Exhibit 99.1
For Immediate Release
ITC HOLDINGS REPORTS INCREASE IN 2009 FIRST
QUARTER EARNINGS OF 12.6 PERCENT OVER 2008
Highlights
w Net income for the first quarter of $28.7 million, or $0.57 per diluted common share

w Capital investments of $85.2 million for three months ended March 31, 2009

w 2009 EPS guidance of $2.20 to $2.30 per common share and capital expenditure guidance of $270 million to $325 million reaffirmed

	Three months ended
	March 31,
(in thousands, except per share data)	2009	2008
OPERATING REVENUES	$155,941	$141,914

NET INCOME	$28,725	$25,521

DILUTED EPS [1]	$0.57	$0.52

CAPITAL INVESTMENTS	$85,200	$96,100
NOVI, Mich., April 29, 2009 — ITC Holdings Corp. (NYSE: ITC) today announced its first quarter results for the period ended March 31, 2009. Net income for the quarter was $28.7 million, or $0.57 per diluted common share, compared to $25.5 million, or $0.52 per diluted common share for the first quarter of 2008.
“In the first quarter of 2009, ITC experienced strong earnings growth compared to the first quarter of 2008 resulting from our on-going capital investment program,” said Joseph L. Welch, chairman, president and CEO of ITC. “We are pleased that we continue to deliver solid financial performance year over year, particularly in light of the difficult economic environment in which we are operating.”
In the first quarter of 2009, ITCTransmission invested $20.4 million, METC $31.0 million and ITC Midwest $33.8 million in their respective transmission systems.
Reported net income for the first quarter of 2009 increased $3.2 million, or $0.05 per fully diluted common share compared to the same period in 2008. Key drivers that contributed to these results include:
o	Net income increased primarily due to higher rate base at ITCTransmission, METC and ITC Midwest, partially offset by lower allowance for funds used during construction (AFUDC).

o	Net income also benefited in 2009 due to lower interest expense at ITC Holdings. The first quarter of 2008 had higher interest expense as a result of the $765 million bridge loan associated with ITC Midwest’s asset acquisition that was outstanding most of January. On January 24, 2008, the full amount outstanding under the bridge facility was repaid using the proceeds of ITC Holdings’ $385 million senior notes,

ITC Midwest’s $175 million first mortgage bonds and the issuance of 6.4 million shares of common equity.
o	These increases in net income were partially offset by higher non-recoverable G&A expenses, including development expenses at ITC Great Plains, ITC Grid Development and Green Power Express.

o	Diluted earnings per common share increased due to the higher net income, partially offset by the impact of higher weighted average common shares outstanding as a result of the equity issuance noted above.
2009 Guidance
For 2009, ITC continues to expect earnings per diluted common share of $2.20 to $2.30 as previously disclosed. Capital investments for 2009 are expected to be approximately $270 million — $325 million, including $70-$85 million, $110-$130 million and $90-$110 million for ITCTransmission, METC and ITC Midwest, respectively.
First Quarter 2009 Financial Results Detail
ITC’s operating revenues for the quarter increased $14.0 million to $155.9 million from $141.9 million last year. Network revenues increased by $10.3 million primarily due to higher rate base resulting from higher balances of in-service property, plant and equipment. Regional cost sharing revenues were $5.8 million higher in the first quarter of 2009 compared to 2008. These revenues increases in 2009 resulted from more capital projects being eligible for regional cost sharing under the Midwest ISO’s tariff.
Operation & maintenance (O&M) expenses of $23.7 million were $2.3 million higher in the first quarter of 2009 compared to the same period in 2008. O&M expenses increased due primarily to higher transmission equipment inspections, vehicle expenses and vegetation management.
General and administrative (G&A) expenses of $19.9 million for the first quarter of 2009 were $1.9 million higher than the same period in 2008. G&A expenses increased by $2.1 million due to higher professional advisory and consulting services, $0.9 million due to higher compensation expenses primarily resulting from personnel additions and $0.8 million due to higher business expenses primarily for information technology support. General and administrative expenses also increased by $2.1 million at ITC Grid Development and its subsidiaries as a result of increased development activities. Partially offsetting these increases were lower expenses of $2.8 million as a result of higher capitalization of G&A expenses in the quarter and lower bonus-related expenses of $1.6 million.
Depreciation and amortization expenses increased by $4.2 million in the first quarter of 2009 compared to the first quarter of 2008 due primarily to a higher depreciable asset base resulting from property, plant and equipment additions.
The effective income tax rate for the three months ended March 31, 2009 was 37.1 percent compared to 38.2 percent in the first quarter of 2008.
First Quarter Conference Call
ITC will conduct a conference call to discuss first quarter 2009 earnings results at 11:00 a.m. ET on April 30, 2009. Joseph L. Welch, chairman, president and CEO, will provide a business overview and Cameron M. Bready, senior vice president, treasurer and CFO, will discuss the financial results of the first quarter 2009. Individuals wishing to participate in the conference call may dial toll-free (877) 419-6591 (domestic) or (719) 325-4868 (international); there is no passcode. The conference call replay, available through May 8, 2009 can be accessed by dialing toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 8144728. Investors, the news media and the public may listen to a live internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
Other Available Information
More detail about the 2009 first quarter results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission, Michigan Electric Transmission Company, LLC (METC) and ITC Midwest LLC, ITC operates regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit:
http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.
Investor/Analyst contact: Pat Wenzel (248.946.3570, pwenzel@itc-holdings.com)
Media contact: Cheryl Eberwein (248-767-1068, ceberwein@itctransco.com)

[1]	During 2009, ITC adopted Financial Accounting Standards Board Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). The retroactive application required under FSP EITF 03-6-1 resulted in a decrease to both basic and diluted earnings per common share amounts of $0.01 per share for the 1st quarter 2008 as compared to the previously reported amounts for that period.

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three months ended
	March 31,
	2009	2008
OPERATING REVENUES	$155,941	$141,914

OPERATING EXPENSES

Operation and maintenance	23,741	21,455
General and administrative	19,893	17,982
Depreciation and amortization	26,548	22,324
Taxes other than income taxes	11,098	10,885

Total operating expenses	81,280	72,646

OPERATING INCOME	74,661	69,268

OTHER EXPENSES (INCOME)

Interest expense	31,593	30,770
Allowance for equity funds used during construction	(2,766)	(3,096)
Other income	(683)	(514)
Other expense	864	841

Total other expenses (income)	29,008	28,001

INCOME BEFORE INCOME TAXES	45,653	41,267

INCOME TAX PROVISION	16,928	15,746

NET INCOME	$28,725	$25,521

Basic earnings per common share	$0.58	$0.53
Diluted earnings per common share	$0.57	$0.52

Dividends declared per common share	$0.305	$0.290

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)
(in thousands, except share data)

	March 31,	December 31,
	2009	2008
ASSETS

Current assets
Cash and cash equivalents	$26,823	$58,110
Accounts receivable	60,026	57,638
Inventory	29,422	25,077
Regulatory assets- Attachment O revenue accrual (including accrued interest of $1,823 and $1,637, respectively)	37,424	22,301
Other	6,594	4,147

Total current assets	160,289	167,273

Property, plant and equipment (net of accumulated depreciation and amortization of $944,475
and $925,890, respectively)	2,369,835	2,304,386

Other assets
Goodwill	951,319	951,319
Intangible assets (net of accumulated amortization of $6,806 and $6,050, respectively)	51,601	52,357
Regulatory assets- Attachment O revenue accrual (including accrued interest of $1,377 and $1,512, respectively)	72,900	81,643
Regulatory assets— acquisition adjustments (net of accumulated amortization of $23,740 and $22,393, respectively)	79,318	80,665
Other regulatory assets	40,580	39,848
Deferred financing fees (net of accumulated amortization of $7,300 and $8,048, respectively)	20,893	21,410
Other	19,841	15,664

Total other assets	1,236,452	1,242,906

TOTAL ASSETS	$3,766,576	$3,714,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$63,803	$79,403
Accrued payroll	4,542	10,331
Accrued interest	15,661	37,779
Deferred income taxes	11,223	6,476
Accrued taxes	16,462	18,104
Refundable deposits from generators for transmission network upgrades	11,895	8,701
Other	2,850	5,384

Total current liabilities	126,436	166,178
Accrued pension and postretirement liabilities	25,342	24,295
Deferred income taxes	158,066	144,889
Regulatory liabilities	198,374	196,656
Other	21,183	5,231
Long-term debt	2,291,315	2,248,253
STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 49,742,769 and 49,654,518 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	851,851	848,624
Retained earnings	94,821	81,268
Accumulated other comprehensive loss	(812)	(829)

Total stockholders’ equity	945,860	929,063

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,766,576	$3,714,565

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three months ended
	March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$28,725	$25,521
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	26,548	22,324
Attachment O revenue accrual — including accrued interest	(12,088)	(18,222)
Deferred income tax expense	16,245	14,423
Allowance for equity funds used during construction	(2,766)	(3,096)
Other	2,333	3,855
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(2,314)	(2,790)
Inventory	(4,345)	2,110
Regulatory assets — Attachment O revenue accrual including accrued interest	5,712	—
Other current assets	(2,447)	(3,151)
Accounts payable	(941)	3,369
Accrued payroll	(4,588)	(3,512)
Accrued interest	(22,118)	(8,935)
Accrued taxes	(1,642)	(847)
Other current liabilities	(2,537)	425
Other non-current assets and liabilities, net	1,699	3,206

Net cash provided by operating activities	25,476	34,680
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(104,687)	(94,564)
ITC Midwest’s asset acquisition direct fees	—	(933)

Net cash used in investing activities	(104,687)	(95,497)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	—	557,895
Repayment of long-term debt	—	(765,000)
Borrowings under revolving credit agreements	142,771	164,500
Repayments of revolving credit agreements	(99,792)	(173,200)
Issuance of common stock	1,031	308,904
Dividends on common stock	(15,169)	(14,319)
Refundable deposits from generators for transmission network upgrades	21,516	3,583
Repayment of refundable deposits from generators for transmission network upgrades	(2,291)	—
Debt issuance costs	(142)	(4,123)
Other	—	(734)

Net cash provided by financing activities	47,924	77,506

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(31,287)	16,689
CASH AND CASH EQUIVALENTS — Beginning of period	58,110	2,616

CASH AND CASH EQUIVALENTS — End of period	$26,823	$19,305